SECOND AMENDED AND RESTATED PROJECT FACILITIES
AGREEMENT, dated as of December 1, 1993 between LUZERNE COUNTY
INDUSTRIAL DEVELOPMENT AUTHORITY (the "Authority") and
PENNSYLVANIA GAS AND WATER COMPANY (the "Company").


                            RECITALS


          Pursuant to a Project Facilities Agreement dated as of March 1, 1982 (the "1982 Agreement"), the Authority issued an aggregate of $19,000,000 of its Exempt Facilities Revenue Bonds, 1982 Series A (Pennsylvania Gas and Water Company Project) (the "1982 Bonds") under a Trust Indenture dated as of March 1, 1982 between the Authority and Northeastern Bank of Pennsylvania (now PNC Bank, National Association), as trustee (the "1982 Indenture"). In order to provide for a portion of the costs of refunding the 1982 Bonds and pursuant to an Amended and Restated Project Facilities Agreement dated as of January 1, 1989 (the "1989 Agreement"), the Authority issued an aggregate of $19,000,000 of its Exempt Facilities Revenue Bonds, 1989 Series A (Pennsylvania Gas and Water Company Project) (the "1989 Bonds") under a Trust Indenture dated as of January 1, 1989 between the Authority and Northeastern Bank of Pennsylvania (now PNC Bank, National Association), as trustee (the "1989 Indenture"). In order to provide for a portion of the costs of refunding the 1989 Bonds, the Company has requested the Authority to issue its Exempt Facilities Revenue Refunding Bonds, 1993 Series A (Pennsylvania Gas and Water Company Project) (the "1993 Series A Bonds") in the aggregate principal amount of $19,000,000 under the terms of a Trust Indenture (the "1993 Indenture") dated as of the date hereof between the Authority and PNC Bank, National Association, as trustee (the "Trustee"). The Authority will use the proceeds received from the sale of the 1993 Series A Bonds, together with other moneys available for such purpose, to provide for the refunding of the 1989 Bonds and the redemption thereof on January 1, 1994. In connection with the issuance of the 1993 Series A Bonds, the Authority and the Company desire to amend and restate the 1989 Agreement as hereinafter provided.

          NOW, THEREFORE, in consideration of the foregoing and the undertakings herein set forth and intending to be legally bound, the Authority and the Company hereby agree that, effective upon the defeasance of the 1989 Indenture, as provided for in the Refunding Agreement (the "Refunding Agreement") dated as of December 1, 1993 between the Authority and PNC Bank, National Association, as escrow agent, the 1989 Agreement is amended and restated in full as follows (the 1989 Agreement, as hereby amended and restated, is referred to as the "Agreement"):


           I. BACKGROUND, REPRESENTATIONS AND FINDINGS


          1.1  Background.  The Authority is a public
instrumentality of the Commonwealth of Pennsylvania and a public body corporate and politic organized under the Pennsylvania Industrial and Commercial Development Authority Law (the "Act"). Under the Act, the Authority is authorized to enter into agreements providing for the financing of the acquisition, construction and equipment of development projects (including facilities for the furnishing by a public utility of water which is or will be made available on reasonable demand to members of the general public) and the sale thereof to occupants (including public utilities) for the public purposes of alleviating unemployment, maintaining employment at a high level, and creating and developing business opportunities by the construction, improvement, rehabilitation, revitalization and financing of industrial, specialized and commercial enterprises, including facilities for the furnishing by a public utility of water available on reasonable demand to members of the general public.

          The Company is a Pennsylvania corporation engaged in, among other things, furnishing water in the Pennsylvania Counties of Lackawanna, Luzerne, Wayne and Susquehanna; and the Company is engaged primarily in activities regulated by the Pennsylvania Public Utility Commission. The Company previously requested the Authority, and the Authority agreed, to issue the 1989 Bonds to finance a project (the "Project") consisting of the payment of a portion of the costs of the acquisition, construction, equipment and sale to the Company of a specialized enterprise project (as defined in the Act) consisting of facilities, located in the Pennsylvania Counties of Luzerne, Lackawanna, Wayne and Susquehanna for the furnishing of water which is available on reasonable demand to members of the general public in portions of the Pennsylvania Counties of Luzerne, Lackawanna, Wayne and Susquehanna which facilities and their costs are generally described in Schedule A to this Agreement (the "Project Facilities"). The Pennsylvania Secretary of Commerce, as required by the Act, approved the financing for the Project on June 29, 1981, which approval was amended by letter dated
March 5, 1982. The acquisition, construction and equipment of the Project Facilities has been completed prior to the date hereof and title to the Project Facilities has vested in the Company pursuant to the 1989 Agreement. The Company has requested the Authority to enter into this Agreement to provide for the refunding of the 1989 Bonds.

          The proceeds of the 1989 Bonds issued by the Authority pursuant to the 1989 Agreement were applied to making certain deposits in the funds and accounts created pursuant to the 1989 Indenture. The rates for the water furnished by the Project Facilities have been established or approved by the Pennsylvania Public Utilities Commission, for purposes of Section 142(a)(4) of the Internal Revenue Code of 1986, as amended (the "Code"), so that the interest on the 1989 Bonds was not, and the interest on the 1993 Series A Bonds will not be, includible in gross income of the holders thereof for purposes of Federal income tax law.

          1.2 Company Representations. The Company represents that:

               (a)  It is a corporation duly organized and
existing in good standing under Pennsylvania law with full power and legal right to enter into this Agreement and perform its obligations hereunder, and is a corporation engaged primarily in activities regulated by the Pennsylvania Public Utility Commission. The making and performance of this Agreement on the Company's part have been duly authorized by all necessary corporate action in accordance with the provisions of the Restated Articles of Incorporation and By-Laws of the Company, and will not, as of the date of the delivery of the 1993 Series A Bonds, violate or conflict with any governmental rule or regulation applicable to the Company, or violate any instrument by which the Company is bound, other than such violations or conflicts as would not have a material adverse effect on the Company's business or financial position.

               (b)  The Project Facilities constitute a
specialized enterprise project consisting of facilities for the furnishing by a utility activity (as defined in the Act) of water available on reasonable demand to members of the general public.

               (c)  The acquisition and construction of the
Project Facilities did not commence prior to the approval of the Project by the Pennsylvania Secretary of Commerce.

               (d) The Project Facilities consist of land or property of a character subject to allowance for depreciation under Section 167 of the Code.

               (e) The proceeds of the 1982 Bonds did not exceed the Costs of the Project in respect of the Project Facilities as permitted under the Act.

               (f) The Company has acquired all permits and licenses and has satisfied all other requirements necessary for the acquisition, construction, equipment and operation by the Company of the Project Facilities.

          1.3  Authority Representations and Findings.  The
Authority hereby confirms the following representations and findings:

               (a)  It is a public instrumentality of the
Commonwealth of Pennsylvania and a public body corporate and politic duly organized under the Act with full power and legal right to enter into this Agreement and perform its obligations hereunder.

               (b) The making and performance of this Agreement on the Authority's part have been duly authorized by all necessary action, have been and will be done in full compliance with the provisions of the Act and will not violate any instrument to which the Authority is a party.

               (c) The Company is financially responsible to assume all obligations prescribed by the Authority in this Agreement and by the Act and is qualified to be an occupant for purposes of the Act and is engaged in activities in Pennsylvania requiring substantial capital, and its operations contribute to economic growth and the creation of employment opportunities.

               (d) The Project promotes the health, safety and general welfare of the people of Pennsylvania and the purposes of the Act by maintaining employment in Pennsylvania and by providing a specialized enterprise project consisting of facilities for the furnishing by a utility activity (as defined in the Act) of water available on reasonable demand to members of the general public.

               (e) The issuance of the 1989 Bonds was approved by publicly elected local officials as required by the Code, after public hearings held upon at least two weeks public notice.

               (f) The issuance of the 1993 Series A Bonds and the execution of this Agreement and the 1993 Indenture have been approved by the Authority at a duly constituted meeting.


          II.  COMPLETION OF AND TITLE TO PROJECT FACILITIES


          2.1 Completion of and Title to Project Facilities. Prior to the date hereof, (i) those portions of the acquisition, construction and equipment of the Project Facilities financed with the proceeds of the 1982 Bonds have been completed, (ii) substantially all of the proceeds of the 1989 Bonds were used to redeem the 1982 Bonds and the proceeds of the 1982 Bonds were spent for costs of the Project, and (iii) all of the Authority's right, title and interest in the Project Facilities, together with all of the Authority's rights to support, rights to occupy the ground and air space under and around the Project Facilities and rights of ingress and egress to the Project Facilities have vested in the Company.

                   III.  FINANCING THE PROJECT


          3.1 Issuance of 1993 Series A Bonds. In order to refund the 1989 Bonds, the Authority, at the request of the Company, will issue and sell the 1993 Series A Bonds under the 1993 Indenture.

          3.2 Deposit of 1993 Series A Bond Proceeds. The proceeds of the 1993 Series A Bonds shall be deposited in the Clearing Fund established under the 1993 Indenture; except that accrued interest on the 1993 Series A Bonds received by the Authority upon the sale of the 1993 Series A Bonds shall be deposited into the Bond Fund established under the 1993 Indenture, and shall be applied to the first interest payments due on the 1993 Series A Bonds. The proceeds of the 1993 Series A Bonds deposited in the Clearing Fund established under the 1993 Indenture shall be applied to the refunding of the 1989 Bonds as provided in and in accordance with the terms of the Refunding Agreement.

          3.3 1993 Series A Bonds Not to Become Arbitrage Bonds. The Authority and the Company hereby covenant to each other and to the holders of the 1993 Series A Bonds that, notwithstanding any other provision of this Agreement or any other instrument, they will neither make nor instruct the Trustee to make any investment or other use of money in the Bond Fund or the Clearing Fund or other proceeds of the 1993 Series A Bonds which would cause the 1993 Series A Bonds to become arbitrage bonds under
Section 148 of the Code and the regulations thereunder, and that they will comply with the requirements of such Section and regulations throughout the term of the 1993 Series A Bonds. The Company covenants that it will not knowingly take or authorize or permit, to the extent such action is within the control of the Company, any action to be taken with respect to the Project Facilities, or the proceeds of the 1993 Series A Bonds (including investment earnings on the 1993 Series A Bonds), or insurance, condemnation, or any other proceeds derived directly or indirectly in connection with the Project Facilities, which will result in the loss of the exclusion from gross income of interest on the 1993 Series A Bonds for purposes of Federal income taxation (except for any 1993 Series A Bond held by a person referred to in Section 147(a) of the Code); and the Company also covenants that it will not knowingly omit to take any action in its power which, if omitted, would cause such a result.

          3.4 Restriction on Use of Bond Fund and Clearing Fund. The Company shall not use or direct the use of moneys from the Bond Fund or the Clearing Fund in any way so as to cause the interest on any 1993 Series A Bonds to be included in gross income for purposes of Federal income tax and shall use the proceeds (including the proceeds of the investment thereof) of the 1993 Series A Bonds deposited in the Clearing Fund to refund the 1989 Bonds as provided in the Refunding Agreement.

          3.5 No "Same Issue" Bonds. Neither the Company nor any other principal user of the Project Facilities, nor any related person, within the meaning of Section 144(a)(3) of the Code, has participated, or will participate, in the offering for sale or sale of any issue of private activity bonds within the meaning of Section 141 of the Code, which are or will be required to be aggregated with the 1993 Series A Bonds as part of the "same issue" within the meaning of Revenue Ruling 81-216, 1981-2 C.B. 21.


                    IV.  FIRST MORTGAGE BONDS


          4.1 First Mortgage Bonds. As evidence of its obligations to pay the purchase price of the Project Facilities (such purchase price being an amount equal to the principal of and premium (if any) and interest payable on the 1993 Series A Bonds), the Company will, concurrently with the issuance and sale of the 1993 Series A Bonds, execute and deliver to the Trustee, as assignee of the Authority, $19,000,000 principal amount of the Company's First Mortgage Bonds 6.05% Series due 2019 (the "First Mortgage Bonds"), issued under the Company's Indenture of Mortgage and Deed of Trust dated March 15, 1946, as heretofore or hereafter amended or supplemented (the "Mortgage"), to Morgan Guaranty Trust Company of New York, as trustee (such trustee and its successors in trust being hereinafter referred to as the "Mortgage Trustee").

          4.2 Acceleration of Payment to Redeem Bonds. The Authority will (subject to any applicable rights under the 1993 Indenture to purchase 1993 Series A Bonds in lieu of redemption) redeem any or all 1993 Series A Bonds or portions thereof upon the occurrence of an event which gives rise to any mandatory redemption specified in the 1993 Series A Bonds or in the 1993 Indenture. Whenever any of the 1993 Series A Bonds are subject to optional or extraordinary optional redemption, the Authority will, but only upon request of the Company, redeem the same in accordance with such request and the 1993 Indenture. In either event, the Company will pay an amount equal to the then applicable redemption price of such 1993 Series A Bonds as a prepayment on the First Mortgage Bonds, plus interest accrued to the redemption date, less any credits to which the Company may be entitled hereunder, under the 1993 Indenture or under the First Mortgage Bonds.

          4.3 No Defense or Set-Off. Except as set forth in any applicable provisions of the 1993 Indenture or the First Mortgage Bonds which are not inconsistent with the provisions of this Agreement, the obligation of the Company to make the payments required under the First Mortgage Bonds shall be absolute and unconditional without defense or set-off by reason of any default by the Authority under this Agreement or under any other agreement between the Company and the Authority or for any other reason, including, without limitation, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project Facilities, commercial frustration of purpose, or failure of the Authority to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement, it being the intention of the parties that the payments required under this Agreement and the First Mortgage Bonds will be paid in full when due without any delay or diminution whatsoever.
Nothing contained in this Section shall be construed to release the Authority from its obligation to perform any of the agreements on its part herein contained; and in the event the Authority should fail to perform any such agreement on its part, the Company may institute such action against the Authority as the Company may deem necessary to compel performance.

          4.4 Assignment of Authority's Rights. As the source of payment for the 1993 Series A Bonds, the Authority will assign to the Trustee all the Authority's rights under this Agreement with respect to the 1993 Series A Bonds, including its rights to receive all amounts due under the First Mortgage Bonds (except rights to receive payments under Section 5.2 or 5.4 hereof). The Company consents to such assignments and agrees to make payments required by the First Mortgage Bonds directly to the Trustee, without defense or set-off by reason of any dispute between the Company and any such Trustee.


                  V.  COVENANTS OF THE COMPANY


          5.1 Maintenance and Operation of Project Facilities. The Company agrees that it will cause the Project Facilities to be maintained and operated during their useful lives but this covenant shall not require the Company to operate any portion of the Project Facilities after the Company, in its sole discretion, determines that it is no longer practical, economic, or desirable to do so and shall not prevent the Company from selling all or any portion of its interest in any property or from merging or consolidating with another corporation, provided that (a)(i) in the case of any such merger or consolidation other than one in which the Company is the continuing corporation or (ii) in the case of the sale of all or substantially all of the property of the Company, the corporation formed by such consolidation, or into which the Company shall have been merged, or to which such property has been sold, shall be a solvent domestic corporation organized under the laws of the United States or a state thereof, shall be qualified to do business in the Commonwealth of Pennsylvania, and shall expressly assume, in a form reasonably satisfactory to the Trustee, all obligations of the Company hereunder and under the First Mortgage Bonds then outstanding;
(b) after such merger, consolidation or sale, the Company or the surviving entity is not in default hereunder; and (c) such merger or consolidation is permitted under the provisions of the Mortgage.

          5.2 Payment of Authority's Expenses. At the time of the issuance of the 1993 Series A Bonds, the Company shall pay the Authority's financing fee related to such Bonds, as established at the time of initial application to the Authority, and from time to time shall reimburse the Authority for the Authority's reasonable expenses in respect of the 1993 Series A Bonds, including reasonable fees and expenses of counsel.

          5.3 Payment of Trustee's Compensation and Expenses. The Company will pay the reasonable compensation and reasonable expenses of the Trustee and any Paying Agent under the 1993 Indenture, including all costs of redeeming 1993 Series A Bonds thereunder.

          5.4 Indemnity Against Claims. The Company will indemnify the Authority and the Trustee against claims arising out of the construction or operation of the Project Facilities; provided, however, that the Company will not indemnify the Authority or the Trustee against such claims which result from the gross negligence or willful misconduct of the Authority, the Trustee, or their respective officers, employees or agents. If any such claim for which indemnification is sought is asserted, the Authority or the Trustee, as the case may be, will give prompt notice to the Company and the Company will assume the defense thereof, with full power to litigate, compromise or settle the same in its sole discretion.

          5.5 Limitation of Liability of the Authority; Authority Disclaimer. In the event of any default by the Authority hereunder, the liability of the Authority to the Company shall be enforceable only out of its interest under this Agreement and there shall be no other recourse by the Company against the Authority or any of the property now or hereafter owned by it. The Authority makes no warranty either express or implied as to the actual or designed capacity of the Project Facilities, as to the suitability of the Project Facilities for the purposes specified in this Agreement, as to the condition of the Project Facilities, or that the Project Facilities will be suitable for the Company's purposes or needs.

          5.6 Default, etc. In addition to all other rights of the Authority granted herein or otherwise by law, the Authority shall have the right to specifically enforce the performance and observation by the Company of any of its obligations, agreements or covenants under this Agreement and may take any actions at law or in equity to collect any payments due or to obtain other remedies. If the Company shall default under any provisions of this Agreement and the Authority shall employ attorneys or incur other expenses for the collection of payments due or for the enforcement of the performance or observance of any obligation or agreement on the part of the Company contained herein, the Company will on demand therefor reimburse the reasonable fees of such attorneys and such reasonable expenses so incurred.

          5.7 Deficiencies in Revenues. If for any reason, including the Company being required to withhold or pay any tax imposed by reason of its obligations evidenced by the First Mortgage Bonds, amounts paid to the Trustee on the First Mortgage Bonds, together with other moneys held by the Trustee and then available, would not be sufficient to make the corresponding payments of principal or redemption price of, and interest on, the 1993 Series A Bonds when such payments become due, the Company will pay the amounts required from time to time to make up any such deficiency.

          5.8 Arbitrage Rebate. The Company expects that all of the proceeds of the 1993 Series A Bonds, other than amounts held in the Bond Fund established pursuant to the 1993 Indenture, will be expended within six months of the date of issuance of the 1993 Series A Bonds. The Company, therefore, does not expect to have any earnings subject to rebate with respect to the 1993 Series A Bonds. Notwithstanding the foregoing, the Company covenants to comply with the arbitrage rebate requirements of the Code, including without limitation
Section 148(f) thereof.

          5.9 Notice and Certification with Respect to Bankruptcy Proceedings. The Company shall promptly notify the Trustee of the occurrence of any of the following events and shall keep the Trustee informed of the status of any petition in bankruptcy filed (or bankruptcy or similar proceeding otherwise commenced) against the Company: (i) application by the Company for or consent by the Company to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of its property, or (ii) admission by the Company in writing of its inability to pay its debts generally as they become due, or
(iii) general assignment by the Company for the benefit of creditors, or (iv) adjudication of the Company as a bankrupt or insolvent, or (v) commencement by the Company of a voluntary case under the United States Bankruptcy Code or filing by the Company of a voluntary petition or answer seeking reorganization of the Company, an arrangement with creditors of the Company or an order for relief or seeking to take advantage of any insolvency law or filing by the Company of an answer admitting the material allegations of an insolvency proceeding against it, or action by the Company for the purpose of effecting any of the foregoing, or
(vi) if without the application, approval or consent of the Company, a proceeding shall be instituted in any court of competent jurisdiction, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking in respect of the Company an order for relief or an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of the Company or of all or any substantial part of its assets, or other relief in respect thereof under any bankruptcy or insolvency law.


                 VI.  COVENANTS OF THE AUTHORITY


          6.1 Maintenance of Its Existence. The Authority agrees that it will maintain its corporate existence and use its best efforts to maintain and renew all its material rights, powers, privileges and franchises.

          6.2 Compliance with Laws. The Authority shall comply in all material respects with all valid and applicable laws, acts, rules, regulations, permits, orders, requirements and directions of any legislative, executive, administrative or judicial body.

          6.3 Compliance with the Indenture. The Authority shall comply in all material respects with its covenants in
Article VIII of the 1993 Indenture.


                       VII.  MISCELLANEOUS


          7.1  Notices.  Notice hereunder shall be given to:

               The Authority - Luzerne County Industrial
                                Development Authority
                               54 West Union Street
                               Wilkes-Barre, Pennsylvania 18711

                               Attention:  Chairman

               The Company  -  Pennsylvania Gas and Water Company
                               39 Public Square
                               Wilkes-Barre, Pennsylvania  18711

                               Attention:  Secretary

          7.2 Assignments. This Agreement may not be assigned by either party without the consent of the other, except that the Authority may assign its rights to the Trustee pursuant to
Section 4.4 hereof.

          7.3 Illegal, etc. Provisions Disregarded. In case any provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, this Agreement shall be construed as if such provision had never been contained herein.

          7.4 Amendments. This Agreement may not be amended except by an instrument in writing signed by the parties and, if such amendment occurs after the issuance of the 1993 Series A Bonds and adversely affects the interests of holders of any 1993 Series A Bonds, consented to by the Trustee; provided that no such consent of the Trustee shall be necessary if and to the extent that such amendment pertains to the issuance of additional bonds by the Authority for the benefit of the Company.

          7.5 Controlling Law. This Agreement shall be deemed to be a contract made in the Commonwealth of Pennsylvania and governed by Pennsylvania law.

          7.6 Term of Agreement. This Agreement shall become effective upon its delivery and shall continue in effect until all 1993 Series A Bonds have been paid or provision for such payment has been made as provided in the 1993 Indenture.

          7.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original; but such counterparts shall together constitute but one and the same instrument.

          WITNESS the due execution of this Second Amended and Restated Project Facilities Agreement as of the day and year first mentioned above.


[SEAL]                             LUZERNE COUNTY INDUSTRIAL
                                     DEVELOPMENT AUTHORITY
Attest:

___________________________        By:___________________________
     Secretary                           Vice Chairman



[SEAL]                             PENNSYLVANIA GAS AND WATER
                                     COMPANY
Attest:

______________________________     By:___________________________
    Secretary                           Vice President, Finance

                           Schedule A


                       Project Facilities

BD31719.A(PF)                                Closing Item No. A-1










                   SECOND AMENDED AND RESTATED
                  PROJECT FACILITIES AGREEMENT






                             Between





         LUZERNE COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY





                               And






               PENNSYLVANIA GAS AND WATER COMPANY






                  Dated as of December 1, 1993

                        TABLE OF CONTENTS

                                                             Page


I. BACKGROUND, REPRESENTATIONS AND FINDINGS. . . . . . . . . .  2
     1.1  Background . . . . . . . . . . . . . . . . . . . . .  2
     1.2  Company Representations. . . . . . . . . . . . . . .  3
     1.3  Authority Representations and Findings . . . . . . .  4

II.  COMPLETION OF AND TITLE TO PROJECT FACILITIES . . . . . .  4
     2.1  Completion of and Title to Project Facilities. . . .  4

III.  FINANCING THE PROJECT. . . . . . . . . . . . . . . . . .  5
     3.1  Issuance of 1993 Series A Bonds. . . . . . . . . . .  5
     3.2  Deposit of 1993 Series A Bond Proceeds . . . . . . .  5
     3.3  1993 Series A Bonds Not to Become Arbitrage Bonds. .  5
     3.4  Restriction on Use of Bond Fund and Clearing Fund. .  6
     3.5  No "Same Issue" Bonds. . . . . . . . . . . . . . . .  6

IV.  FIRST MORTGAGE BONDS. . . . . . . . . . . . . . . . . . .  6
     4.1  First Mortgage Bonds . . . . . . . . . . . . . . . .  6
     4.2  Acceleration of Payment to Redeem Bonds. . . . . . .  6
     4.3  No Defense or Set-Off. . . . . . . . . . . . . . . .  7
     4.4  Assignment of Authority's Rights . . . . . . . . . .  7

V.  COVENANTS OF THE COMPANY . . . . . . . . . . . . . . . . .  7
     5.1  Maintenance and Operation of Project Facilities. . .  7
     5.2  Payment of Authority's Expenses. . . . . . . . . . .  8
     5.3  Payment of Trustee's Compensation and Expenses . . .  8
     5.4  Indemnity Against Claims . . . . . . . . . . . . . .  8
     5.5  Limitation of Liability of the Authority;
          Authority Disclaimer . . . . . . . . . . . . . . . .  8
     5.6  Default, etc . . . . . . . . . . . . . . . . . . . .  9
     5.7  Deficiencies in Revenues . . . . . . . . . . . . . .  9
     5.8  Arbitrage Rebate . . . . . . . . . . . . . . . . . .  9
     5.9  Notice and Certification with Respect to
          Bankruptcy Proceedings . . . . . . . . . . . . . . .  9

VI.  COVENANTS OF THE AUTHORITY. . . . . . . . . . . . . . . . 10
     6.1  Maintenance of Its Existence . . . . . . . . . . . . 10
     6.2  Compliance with Laws . . . . . . . . . . . . . . . . 10
     6.3  Compliance with the Indenture. . . . . . . . . . . . 10

VII.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . 10
     7.1  Notices. . . . . . . . . . . . . . . . . . . . . . . 10
     7.2  Assignments. . . . . . . . . . . . . . . . . . . . . 11
     7.3  Illegal, etc. Provisions Disregarded . . . . . . . . 11
     7.4  Amendments . . . . . . . . . . . . . . . . . . . . . 11
     7.5  Controlling Law. . . . . . . . . . . . . . . . . . . 11
     7.6  Term of Agreement. . . . . . . . . . . . . . . . . . 11
     7.7  Counterparts . . . . . . . . . . . . . . . . . . . . 11